EXHIBIT 2.3

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT is made this 24th day of July, 2003, by and between VIDEO CITY, INC., a Delaware corporation d/b/a “Video City,” whose address is 4800 Easton Drive, Suite 108, Bakersfield, CA 93309 (“Seller”) and M.G. MIDWEST, INC., a Delaware corporation, whose address is 900 W. Main Street, Dothan, Alabama 36301 (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller and Purchaser entered into that certain Asset Purchase Agreement, dated May 12, 2003 (the “Agreement); and

WHEREAS, Article II, Section 2.3 of the Agreement provides for Purchaser to hold back Five Hundred Thousand and No/100 Dollars ($500,000.00) of the Purchase Price (as defined in the Agreement) pending the receipt by Purchaser of Assignments and Amendments of Leases executed by Seller and Seller’s landlords for each of the Assumed Store Leases; and

WHEREAS, Purchaser has received the Assignment and Amendment of Lease executed by Seller and Seller’s landlord for the Assumed Store Lease (as defined in the Agreement) for the Salinas Store (as defined in the Agreement) and has released the Salinas Hold Back Amount (as defined in the Agreement) to Seller; and

WHEREAS, Seller and Purchaser desire to amend the Agreement to reflect that the Seller and Purchaser have agreed that the release of the San Francisco Hold Back Amount as provided in Article II, Section 2.3.2 of the Agreement should be modified to accommodate Seller’s cash flow needs;

NOW, THEREFORE, the parties hereby agree as follows:

1. Section 2.3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:.

“2.3.2 Release of the San Francisco Hold Back Amount. The San Francisco Hold Back Amount shall be released to Seller as follows:

(a) Effective as of July 24, 2003, a total of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) of the San Francisco Hold Back Amount shall be released by Purchaser as follows: (1) Purchaser shall release Ninety-five Thousand Five Hundred Twenty-three and 91/100 Dollars ($95,523.91) to various landlords of Seller in order to satisfy Seller’s cash flow needs; and (2) Purchaser shall retain Fifty-four Thousand Four Hundred Seventy-six and 9/100 Dollars ($54,476.09). The remaining San Francisco Hold Back Amount after such disbursements shall be Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Remaining San Francisco Hold Back Amount”).

(b) In the event that, on or before December 31, 2003, the secondary transaction between Purchaser and Seller for the sale of 12 additional stores (the

“Secondary Transaction”) closes, and Purchaser either: (1) receives the Assignment and Amendment of Lease for the premises at which the San Francisco Store is located, with a minimum term of three (3) years, executed by Seller and Seller’s landlord for the Assumed Store Lease for the San Francisco Store (the “San Francisco Landlord”), or (2) enters into a new lease with the San Francisco Landlord, on terms and conditions acceptable to Purchaser in Purchaser’s sole and absolute discretion, for the premises at which the San Francisco Store is located; then Purchaser shall release, as soon as practically possible, to Seller the Remaining San Francisco Hold Back Amount.

(c) In the event that the Secondary Transaction closes on or before December 31, 2003, but the Purchaser does not receive the Assignment and Amendment of Lease executed by the Seller and the San Francisco Landlord, or does not enter into a new lease with the San Francisco Landlord for the premises at which the San Francisco Store is located, but Purchaser is able to operate the San Francisco Store pursuant to the terms and conditions of the Management Agreement for the San Francisco Store (as defined in the Agreement) without interruption from the San Francisco Landlord, then Purchaser shall, on a quarterly basis commencing after September 14, 2004, release, as soon as practically possible, to Seller the amortized portion of the Remaining San Francisco Hold Back Amount. The amortized portion of the Remaining San Francisco Hold Back Amount subject to release each quarter shall be equal to 1/20th of the Remaining San Francisco Hold Back Amount multiplied by the number of months after September 14, 2004 in the prior quarter that the Purchaser has operated the San Francisco Store. No interest shall be due or payable by Purchaser on the Remaining San Francisco Hold Back Amount.

(d) In the event that the Secondary Transaction closes on or before December 31, 2003, but the Purchaser does not receive the Assignment and Amendment of Lease executed by the Seller and the San Francisco Landlord, or does not enter into a new lease with the San Francisco Landlord for the premises at which the San Francisco Store is located, and Purchaser is not able to operate the San Francisco Store pursuant to the terms and conditions of the Management Agreement for the San Francisco Store, then Purchaser only shall be required to release only that portion of the Remaining San Francisco Hold Back Amount for which Purchaser has operated the Store for a full month after September 14, 2004, pursuant to the terms and conditions of the Management Agreement for the San Francisco Store. The amortized portion of the Remaining San Francisco Hold Back Amount subject to release shall be equal to 1/20th of the Remaining San Francisco Hold Back Amount less any amounts paid to Seller pursuant to the terms of subsection (c) above multiplied by the number of months after September 14, 2004, in the prior quarter that the Purchaser has operated the San Francisco Store. Any amounts greater than those payable to Seller under this subsection (d) shall be retained by Purchaser. No interest shall be due or payable by Purchaser on the Remaining San Francisco Hold Back Amount.

(e) In the event that the Secondary Transaction does not close on or before December 31, 2003, Purchaser shall retain (1) Forty Thousand and No/100 Dollars

($40,000.00) of the Remaining San Francisco Hold Back Amount, plus (2) up to One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) of the Remaining San Francisco Hold Back Amount to reimburse Purchaser for any amounts Purchaser pays to VPD, Inc. The Remaining San Francisco Holdback Amount shall be reduced to Forty Thousand and No/100 Dollars ($40,000.00) or a greater amount in the event that Purchaser is not reimbursed under (2) above (the “Final San Francisco Hold Back Amount”) and shall be retained by Purchaser or released to Seller as set forth under subsections (f), (g) and (h) below.

(f) In the event that the Secondary Transaction does not close on or before December 31, 2003, but the Purchaser, at any time after December 31, 2003, either: (1) receives the Assignment and Amendment of Lease for the premises at which the San Francisco Store is located, with a minimum term of three (3) years, executed by Seller and the San Francisco Landlord, or (2) enters into a new lease with the San Francisco Landlord, on terms and conditions acceptable to Purchaser in Purchaser’s sole and absolute discretion, for the premises at which the San Francisco Store is located; then Purchaser shall release, as soon as practically possible, to Seller the Final San Francisco Hold Back Amount. No interest shall be due or payable by Purchaser on the Final San Francisco Hold Back Amount.

(g) In the event that the Secondary Transaction does not close on or before December 31, 2003, and the Purchaser does not receive the Assignment and Amendment of Lease executed by Seller and the San Francisco Landlord, or does not enter into a new lease with the San Francisco Landlord for the premises at which the San Francisco Store is located, but Purchaser is able to operate the San Francisco Store for a period of three (3) years pursuant to the terms and conditions of the Management Agreement for the San Francisco Store, then Purchaser shall release, as soon as practically possible at the end of such three (3) year period, to Seller the Final San Francisco Hold Back Amount. No interest shall be due or payable by Purchaser on the Final San Francisco Hold Back Amount.

(h) In the event that the Secondary Transaction does not close on or before December 31, 2003, and the Purchaser does not receive the Assignment and Amendment of Lease executed by Seller and the San Francisco Landlord, or does not enter into a new lease with the San Francisco Landlord for the premises at which the San Francisco Store is located, and Purchaser is not able to operate the San Francisco Store pursuant to the terms and conditions of the Management Agreement for the San Francisco Store, then (1) Purchaser shall retain the Final San Francisco Hold Back Amount, and (2) Seller shall immediately pay to Purchaser the sum of Ninety-five Thousand and No/100 Dollars ($95,000.00) (the “Secured Amount”). Such obligation of the Seller to pay the Secured Amount shall be secured by the assets of the Seller through the prompt execution and delivery by Seller of a financing statement filed with the Secretary of State of the State of California to effect such security interest.”

2. In all other respects, the Agreement is hereby ratified and affirmed.

SIGNATURES TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

PURCHASER:

ATTEST:			M.G. MIDWEST, INC.

By:	/s/ REBECCA BROWN		By:	/s/ JEFF GORDON
	Its:	Assistant Secretary		Its:	Senior Vice President—Legal

SELLER:

ATTEST:			VIDEO CITY, INC.

By:	/s/ RUDY PATINO		By:	/s/ TIM FORD
	Its:	Chief Financial Officer		Its:	Chief Executive Officer